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                                                                   EXHIBIT 10.31

                           SILICON VALLEY GROUP, INC.

                      CHANGE OF CONTROL SEVERANCE AGREEMENT

     This Change of Control Severance Agreement (the "Agreement") is made and entered into effective as of September 23, 1999 (the "Effective Date"), by and between Jeffery Kowalski, President Thermal Systems, (the "Employee") and Silicon Valley Group, Inc., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Section I below.

                                    RECITALS

     A. It is expected that he Company from time to time will consider the possibility of a Change of Control. The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities.

     B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his employment and to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

     C. In order to provide the Employee with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employees termination of employment following a Change of Control.

                                    AGREEMENT

     In consideration of the mutual covenants herein contained and the continued employment of Employee by the Company, the parties agree as follows:

     1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

          (a) Cause. "Cause" shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee which is intended to result in substantial personal enrichment of the Employee,
(ii) Employee's conviction of a felony, (iii) a willful act by the Employee which constitutes gross misconduct and is injurious to the Company, and (iv) continued violations by the Employee of the Employee's obligations to the Company which are demonstrably willful and deliberate on the Employee's part after (a) there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company's belief that the Employee has not substantially performed his duties and sets forth specific

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          (b)  Change of Control. "Change of Control" shall mean the occurrence of any of the following events:

               (i) Any person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner" (as defined in Rule I 3d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities ;or

               (ii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

               (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

          (c) Disability. "Disability" shall mean that the Employee has been unable to perform his duties under this Agreement, with or without reasonable accommodation, as a result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and agreed to the Employee or the Employee's legal representative (such agreement not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days written notice by the Company of its intention to terminate the Employee's employment. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

          (d) Involuntary Termination. "Involuntary Termination" shall mean any of the following: (i) without the Employee's express written consent, the assignment to the Employee of any duties or the reduction of the Employee's duties, either of which results in a significant diminution in the Employee's position or responsibilities with the Company in effect immediately prior to such assignment, or the removal of the Employee from such position and responsibilities; (ii)


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a substantial reduction, without good business reasons and without the
Employee's written consent, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the Base Compensation of the Employee as in effect immediately prior to such reduction, other than (A) a bonus reduction resulting from application of a bonus formula or plan on a basis that is consistent with prior practice or (B) a reduction which is comparable (on a percentage basis) to a reduction applicable to all executive officers of the Company; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee's overall benefits package is Significantly reduced other than, so long as there is no Change of Control, a reduction which is comparable to a reduction applicable to all executive officers of the Company; (v) the relocation of the Employee to a facility or a location more than 25 miles from the Employee's then present location, without the Employee's express written consent; (vi) any purported termination of the Employee by the Company which is not effected for Cause, or any purported termination for which the grounds relied upon are not valid; (vii) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in Section 9 below; (viii) any termination due to the death or Disability of Employee; or (ix) any purported termination of the Employee's employment by the Company which is not effected pursuant to a notice of termination satisfying the requirements of Section 8(b) below, and for purposes of this Agreement, no such purported termination shall be effective.

          (e) Termination Date. "Termination Date" shall mean the effective date of any notice of termination delivered by one party to the other hereunder.

     2.   Term of Agreement. This Agreement shall terminate upon the later of
(i) the date that all obligations of the parties hereto under this Agreement have been satisfied, (ii) twelve (12) months after a Change of Control or (iii) three (3) years after the Effective Date of this Agreement.

     3. At-Will Employment. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company's then existing employee benefit plans or policies at the time of termination.

     4.   Severance Benefits.

          (a)  Termination Following A Change of Control.

               (i) Involuntary Termination. If the Employee's employment with the Company terminates as a result of an Involuntary Termination at any time within twelve (12) months after a Change of Control, the Employee shall be entitled to receive continuing payments of severance pay for eighteen (18) months at a rate equal to the Employee's base salary (calculated based on the twelve (12) month period preceding the Termination Date) and car allowance. Such


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severance payments shall be paid monthly in accordance with the Company's normal payroll practices. In addition, Employee shall be entitled to receive Employee's bonus for the year, prorated for the portion of the year Employee was employed by the Company and payable after the end of the Company's fiscal year and to the extent Employee achieved his performance criteria. If Employee dies after an Involuntary Termination described in this Section, his estate or designated beneficiary shall continue to receive the remaining payments as provided for in this Section.

               (ii) Other Termination. If the Employee's employment with the Company terminates other than as a result of an Involuntary Termination at any time within twelve (12) months after a Change of Control, then the Employee shall not be entitled to receive severance or other benefits hereunder, but may be eligible for those benefits (if any) as may then be established under the Company's then existing severance and benefits plans and policies at the Termination Date.

          (b) Termination Apart from a Change of Control. If the Employee's employment with the Company terminates for any or no reason other than within the twelve (12) months following a Change of Control, then the Employee shall not be entitled to receive severance or other benefits hereunder, but may be eligible for those benefits (if any) as may then be established under the Company's then existing severance and benefits plans and policies at the time of such termination.

          (c) Accrued Wages and Vacation: Expenses. Without regard to the reason for, or the timing of Employee's termination of employment: (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay the Employee all of the Employee's accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.

          (d) Set-off. If in the event of termination of Employee's employment for any reason Employee owes any amounts to the Company, the Company shall be permitted to (i) reduce the amount of each monthly severance payment, if any, to be paid to Employee by the amount of all accrued interest on, and a portion of the outstanding principal amount of, any such debt owing from Employee to the Company on the Termination Date, or (ii) reduce the amount Employee will receive in any single, lump sum, if any, by the outstanding principal amount and accrued interest of any such debt owing from Employee to the Company on the Termination Date. The portion of the principal amount of such debt by which each monthly severance payment will be reduced shall be 1/18 in the case of a termination covered by Section 4(a)(i).

     5. Option Acceleration. If the Employee's employment with the Company terminates as a result of an Involuntary Termination at any time within twelve
(12) months after a Change of Control, any unvested outstanding stock options granted to the Employee by the Company shall


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become fully vested and exercisable as of the Termination Date. Such Options shall remain exercisable for ninety (90) days after the Termination Date.

     6.   Limitation on Payments.

          (a) Certain Business Combinations. In the event it is determined by the Board, upon receipt of a written opinion of the Company's independent public accountants, that the enforcement of any Section or subsection of this Agreement, including, but not limited to, Section (d) hereof, which allows for the acceleration of vesting of options to purchase shares of the Company's common stock upon a termination in connection with a Change of Control, would preclude accounting for any proposed business combination of the Company involving a Change of Control as a pooling of interests, and the Board otherwise desires to approve such a proposed business transaction which requires as a condition to the closing of such transaction that it be accounted for as a polling of interests, then any such Section of this Agreement shall be null and void, but only if the absence of enforcement of such Section would preserve the pooling treatment. For purposes of this Section, the Board's determination shall require the unanimous approval of the disinterested Board members.

          (b)  Golden Parachute Excise Tax.

               (i) In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive's severance benefits under Sections 4 and 5 shall be payable either
(i) in full, or (ii) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

               (ii) If a reduction in the payments and benefits that would otherwise be paid or provided to the Executive under the terms of this Agreement is necessary to comply with the provisions of Section 6(a), the Executive shall be entitled to select which payments or benefits will be reduced and the manner and method of any such reduction of such payments or benefits (including but not limited to the number of options that would vest under Section 5 subject to reasonable limitations (including, for example, express provisions under the Company's benefit plans) (so long as the requirements of Section 6(a) are met). Within thirty (30) days after the amount of any required reduction in payments and benefits is finally determined in accordance with the provisions of Section 6(c), the Executive shall notify the Company in writing regarding which payments or benefits are to be reduced. If the Executive gives no notification, the Company will determine which amounts to reduce. If; as a result of any reduction required by Section 6(a),

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amounts previously paid to the Executive exceed the amount to which the
Executive is entitled, the Executive will promptly return the excess amount to the Company.

               (iii) Unless the Company and the Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

     7.   Successors.

          (a) ComDanv1s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the Company's obligations under this Agreement and agree expressly to perform the Company's obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

          (b) Employee's Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of; and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     8.   Notices.

          (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prep aid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.


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          (b)  Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than 30 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

     9.   Arbitration.

          (a) Any dispute or controversy arising out of; relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof; shall be settled by binding arbitration to be held in San Francisco County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

          (b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Employee hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

          (c) Employee understands that nothing in this Section modifies Employee's at-will employment status. Either Employee or the Company can terminate the employment relationship at any time, with or without cause.

          (d) EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF EMPLOYEE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING
CLAIMS:


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               (i)  ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT;
BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFANIATION.

               (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE
SECTION 201, et seq;

               (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

     10.  Miscellaneous Provisions.

          (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

          (b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of; or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (c) Integration. This Agreement and the stock option agreements representing the Options represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral.

          (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

          (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof; which shall remain in full force and effect.


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          (f)  No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (g) shall be void.

          (g) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

          (h) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term Company" when used in a Section of this Agreement shall mean the corporation that actually employs the Employee.

          (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:                                SILICON VALLEY GROUP, INC.

                                        By: /s/ Papken S. Der Torossian
                                           -------------------------------------
                                        Title: Chairman & CEO
                                              ----------------------------------
EMPLOYEE:                               /s/ Jeffrey Kowalski
                                        ----------------------------------------


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